Exhibit 3.3

	ROSS MILLER	Filed in the office of	Document Number
	Secretary of State	ROSS MILLER	20080787612-41
[SEAL]	204 North Carson Street, Ste 1	Ross Miller	Filing Date and Time
	Carson City, Nevada 89701-4299	Secretary of State	12/03/2008 3:40 PM
	(775) 684 5708	State of Nevada	Entity Number
	Website: nvsos.gov		E0136282007-6

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT			ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After issuance of Stock)

1.	Name of corporation:

AVENTERRA EXPLORATION, INC.

2.	The articles have been amended as follows: (provide articles numbers, if available)

	1.	Name of Corporation:

AM OIL RESOURCES & TECHNOLOGY INC.

3.

The vote by which the stockholders holding shares in the corporation entiting them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

57,000,000 - 58.14%

4.	Effective date of filing: (optional)	(Must not be later than 90 days after the certificate is filed)

5.	Signature: (required)

ANTHONY MILLER
Anthony Miller, President
Signature of Officer

*

If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series effected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may case this filing to be rejected.

This form must be accompanied by appropriate fees.